EXHIBIT 99-1

Amended By-Law No. 1

"All meetings of the stockholders shall be held at the principal office of the Corporation, or at such other location as shall be stated in the notice of the meeting, except when otherwise expressly provided by statute. All meetings of stockholders shall be presided over by the Chairman or by the Lead Director or the President or a Vice President except when by statute the election of a presiding officer is required."

Amended Third Paragraph of By-Law No. 10

"No director who shall have attained the age of 70 shall stand for re-election as a director; provided, however, that such age limitation shall not apply in connection with the election of directors at the 2006 Annual Meeting of Stockholders."